Fujitsu ASP Site Hosts INTACTA Encryption Service

Atlanta, GA, December 18, 2000 Intacta Technologies Inc. (OTCBB:ITAC) announced today it has entered into an agreement with Fujitsu Limited, allowing the Japanese company to provide Intacta.Code technology to customers over Fujitsu's ASP Internet site. In conjunction with Nifty Inc. of Japan, Fujitsu has launched a site that enables customers to convert virtually any data into Intacta.Code by uploading the information to the Nifty Internet site. The data is then converted into Intacta.Code and sent back to the ASP customer. Multimedia files, data files, virtually any computer file can be converted into Intacta.Code; once converted, the code can be printed as a dense bar code, emailed securely or even sent over wireless devices.

About Intacta.Code
Intacta.Code deploys Compression, Encoding, and Error Correction Engines that compress, secure and correct content using a patented process originally developed for the military. The error correction is very robust, allowing for degradation of the transmission or storage medium while maintaining 100% of the content and format. Free Intacta.Code readers are available at the Nifty site.

ASP Service Details, Pricing and Availability
Customers, once registered on the Fujitsu/Nifty site, can upload files for encoding. The encoded file is sent back to the customer for a fee; charges are determined by usage. For example, a single, personal use fee gives individuals the ability to encode a personal voice greeting, which can be printed an unlimited number of times. Corporate use fees are based on a per-copy basis. Use in periodicals and other publications are also charged on a per-copy basis. The Fujitsu/Nifty site has more details on specific fees and corporate fee scales. A free reader for use with the Intacta.Code files is available at the site for download at www.fujitsu.co.jp/jp/download/intacta.code/.

The site is open for Intacta encoding services now for Japanese customers only. Customers have been using the site on a limited basis since November 27th. Customers need Windows 98/ME/NT or 2000 and Internet Explorer 4.01, Netscape Navigator 4.1 or higher for use, and are required to register at the Nifty site.

About Intacta Technologies Inc.
INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia with its research and development facilities in Beer Sheva, Israel. The Company develops and markets software components designed to bridge enterprise communications and information management systems across digital and non-digital media. Intacta.Code™, the company's flagship product, is an award winning technology patented in the United States, Israel and Europe. Platform independent, and language transparent, Intacta.Code is designed to integrate with existing enterprise communications and information management systems which require enhancements to security, transmission, and device handling capability on handheld platforms, including Windows CE, WAP and Palm OS. Intacta licenses its Intacta.Code to developers and system integrators, either as a stand-alone module or as an SDK for seamless and transparent integration within any application. More information about Intacta.Code may be found at www.intacta.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Media Contact:
Steve Bosak
SRB Communications
630-406-6130
steve@srbcomm.com

Company Contact:
Noel Bambrough
Intacta Technologies Inc.
404-880-9919
nbambrough@intacta.com

Intacta and Intacta.Code are trademarks of the Company. All other company/product names mentioned may be trademarks or registered trademarks of their respective holders and are used for identification purpose only.